Exhibit No. 99.1
WORTHINGTON ARMSTRONG VENTURE
Consolidated Financial Statements
December 31, 2009 and 2008
(With Independent Auditors’ Report Thereon)

WORTHINGTON ARMSTRONG VENTURE

Independent Auditors’ Report
The Board of Directors
Worthington Armstrong Venture:
We have audited the accompanying consolidated balance sheets of Worthington Armstrong Venture and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Worthington Armstrong Venture and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 19, 2010

WORTHINGTON ARMSTRONG VENTURE
Consolidated Balance Sheets
December 31, 2009 and 2008
(in thousands)

	2009	2008
Assets
Current assets:
Cash and cash equivalents	$48,797	50,284
Accounts receivable, net	27,819	33,946
Inventory, net	31,560	46,636
Other current assets	1,843	1,595

Total current assets	110,019	132,461

Property, plant, and equipment, net	33,657	30,081
Goodwill	2,245	2,230
Other assets	323	461

Total assets	$146,244	165,233

Liabilities and Partners’ Equity (Deficit)

Current liabilities:
Accounts payable	$11,178	12,745
Accrued expenses	5,493	6,837
Taxes payable	670	2,024

Total current liabilities	17,341	21,606

Long-term liabilities:
Deferred income taxes	181	583
Long-term debt	150,000	150,000
Other long-term liabilities	4,454	6,204

Total long-term liabilities	154,635	156,787

Total liabilities	171,976	178,393

Partners’ equity (deficit):
Contributed capital	—	—
Retained earnings	—	—
Distributions in excess of earnings and contributions	(27,339)	(13,117)
Accumulated other comprehensive income (loss)	1,607	(43)

Total partners’ equity (deficit)	(25,732)	(13,160)

Total liabilities and partners’ equity (deficit)	$146,244	165,233

See accompanying notes to consolidated financial statements.

WORTHINGTON ARMSTRONG VENTURE
Consolidated Statements of Income
Years ended December 31, 2009, 2008, and 2007
(in thousands)

	2009	2008	2007

Net sales	$307,938	421,836	379,988
Cost of sales	(189,083)	(261,664)	(245,061)

Gross margin	118,855	160,172	134,927

Selling, general, and administrative expenses	(23,441)	(27,349)	(22,310)

	95,414	132,823	112,617

Other income	254	108	114
Interest income	120	1,501	2,162
Interest expense	(2,005)	(3,965)	(4,400)

Income before income tax expense	93,783	130,467	110,493

Income tax expense	(1,005)	(5,022)	(3,450)

Net income	$92,778	125,445	107,043

See accompanying notes to consolidated financial statements.

WORTHINGTON ARMSTRONG VENTURE
Consolidated Statements of Partners’ Equity (Deficit) and Comprehensive Income
Years ended December 31, 2009, 2008, 2007, and 2006
(in thousands)

	Contributed capital
		The		Distributions	Accumulated
	Armstrong	Worthington		in excess of	other	Total
	Ventures,	Steel	Retained	earnings and	comprehensive	partners’	Comprehensive
	Inc.	Company	earnings	contributions	income (loss)	equity (deficit)	income
Balance, December 31, 2006	$12,925	9,713	127,757	—	2,555	152,950	$107,998

Net income	—	—	107,043	—	—	107,043	$107,043
Distributions	(100)	(100)	(234,800)	—	—	(235,000)	—
Change in funded status of pension plan	—	—	—	—	252	252	252
Foreign currency translation adjustments	—	—	—	—	3,625	3,625	3,625

Balance, December 31, 2007	$12,825	9,613	—	—	6,432	28,870	$110,920

Net income	—	—	125,445	—	—	125,445	$125,445
Distributions	(12,825)	(9,613)	(125,445)	(13,117)	—	(161,000)	—
Change in funded status of pension plan	—	—	—	—	(2,217)	(2,217)	(2,217)
Foreign currency translation adjustments	—	—	—	—	(4,258)	(4,258)	(4,258)

Balance, December 31, 2008	—	—	—	(13,117)	(43)	(13,160)	$118,970

Net income	—	—	92,778	—	—	92,778	$92,778
Distributions	—	—	(92,778)	(14,222)	—	(107,000)	—
Change in funded status of pension plan	—	—	—	—	528	528	528
Foreign currency translation adjustments	—	—	—	—	1,122	1,122	1,122

Balance, December 31, 2009	$—	—	—	(27,339)	1,607	(25,732)	$94,428

See accompanying notes to consolidated financial statements.

WORTHINGTON ARMSTRONG VENTURE
Consolidated Statements of Cash Flows
Years ended December 31, 2009, 2008, and 2007
(in thousands)

	2009	2008	2007

Cash flows from operating activities:
Net income	$92,778	125,445	107,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,711	3,648	3,276
Deferred income taxes	(414)	69	53
Change in accounts receivable	6,209	11,714	974
Change in inventory	15,276	(11,385)	3,632
Change in accounts payable and accrued expenses	(2,989)	(7,491)	(400)
Other	(2,779)	(1,367)	(547)

Net cash provided by operating activities	111,792	120,633	114,031

Cash flows from investing activities:
Purchases of property, plant, and equipment	(7,380)	(6,272)	(5,051)
Sale of property, plant, and equipment	282	75	—

Net cash used in investing activities	(7,098)	(6,197)	(5,051)

Cash flows from financing activities:
Issuance of long-term debt	—	50,000	100,000
Distributions paid	(107,000)	(161,000)	(235,000)
Issuance costs related to debt	—	—	(232)

Net cash used in financing activities	(107,000)	(111,000)	(135,232)

Effect of exchange rate changes on cash and cash equivalents	819	(456)	1,531

Net increase (decrease) in cash and cash equivalents	(1,487)	2,980	(24,721)

Cash and cash equivalents at beginning of year	50,284	47,304	72,025

Cash and cash equivalents at end of year	$48,797	50,284	47,304

Supplemental disclosures:
Interest paid	$2,391	4,530	2,590
Income taxes paid	3,876	3,423	3,937
See accompanying notes to consolidated financial statements.

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
(1)	Description of Business
Worthington Armstrong Venture (the Company) is a general partnership, formed in June 1992, between Armstrong Ventures, Inc. (Armstrong), a subsidiary of Armstrong World Industries, Inc., and The Worthington Steel Company (Worthington), a Delaware corporation (a subsidiary of Worthington Industries, Inc.). Its business is to manufacture and market suspension systems for commercial and residential ceiling markets throughout the world. The Company has manufacturing plants located in the United States, France, Spain, the United Kingdom, the Peoples Republic of China, and India.
(2)	Summary of Significant Accounting Policies
(a)	Use of Estimates
These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include management estimates and judgments, where appropriate. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment and goodwill, valuation allowances for receivables and inventories, and assets and obligations related to employee benefits.
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.
(b)	Revenue Recognition
The Company recognizes revenue from the sale of products when title transfers, generally on the date of shipment and collection of the relevant receivable is probable. At the time of shipment, a provision is made for estimated applicable discounts and losses that reduce revenue. Sales with independent U.S. distributors of products to major home center retailers are recorded when the products are shipped from the distributor’s locations to these retailers.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from revenues in the consolidated statements of income.
(c)	Advertising Costs
The Company recognizes advertising expense as incurred. Advertising expense was $1,015, $1,193, and $970 for the years ended December 31, 2009, 2008, and 2007, respectively.
(d)	Research and Development Expenditures
The Company recognizes research and development expense as expenditures are incurred. Total research and development expense was $3,623, $4,762, and $3,734 for the years ended December 31, 2009, 2008, and 2007, respectively.
(e)	Taxes
The Company is a general partnership in the United States, and accordingly, generally, U.S. federal and state income taxes are the responsibility of the two general partners. Deferred income tax assets and liabilities are recognized for foreign subsidiaries for taxes estimated to be payable in future years based upon differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are determined using enacted rates expected to apply to taxable

6 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
income in the years the temporary differences are expected to be recovered or settled. In connection with the adoption of FASB Accounting Standards Update (ASU) No. 2009-06 as of January 1, 2009, and following the guidance in FASB Accounting Standards Codification (ASC) Topic 740 — Income Taxes, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of ASU No. 2009-06, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.
(f)	Cash and Cash Equivalents
Short-term cash investments that have maturities of three months or less when purchased are considered to be cash equivalents.
(g)	Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, and existing industry and national economic data. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.
(h)	Inventories
Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out method.
(i)	Long-Lived Assets
Property, plant, and equipment are stated at cost, with accumulated depreciation and amortization deducted to arrive at net book value. Depreciation charges are determined generally on the straight-line basis over the useful lives as follows: buildings, 30 years; machinery and equipment, 5 to 15 years; and leasehold improvements over the shorter of 10 years or the life of the lease. Impairment losses are recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If an impairment exists, the asset is reduced to fair value.
(j)	Goodwill
Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill is tested for impairment at least annually. The impairment tests performed in 2009, 2008, and 2007 did not result in an impairment of the Company’s goodwill.
(k)	Foreign Currency Translation and Transactions
For subsidiaries with functional currencies other than the U.S. dollar, income statement items are translated into dollars at average exchange rates throughout the year and balance sheet items are translated at year-end exchange rates. Gains or losses on foreign currency transactions are

7 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
recognized in other income, net in the accompanying consolidated statements of income. Gains and losses on foreign translation are recognized in accumulated other comprehensive income in the accompanying consolidated balance sheets.
(3)	Accounts Receivable
The Company sells its products to select, preapproved customers whose businesses are directly affected by changes in economic and market conditions. The Company considers these factors and the financial condition of each customer when establishing its allowance for losses from doubtful accounts. The allowance for doubtful accounts was $862 and $223 at December 31, 2009 and 2008, respectively.
(4)	Inventory

	2009	2008

Finished goods	$13,176	20,288
Goods in process	59	139
Raw materials	14,935	22,997
Supplies	3,390	3,212

Total inventories	$31,560	46,636

(5)	Property, Plant, and Equipment

	2009	2008

Land	$1,942	1,911
Buildings	15,014	13,536
Machinery and equipment	73,105	66,714
Computer software	1,069	733
Construction in process	3,800	5,706

	94,930	88,600

Accumulated depreciation and amortization	(61,273)	(58,519)

Total property, plant, and equipment, net	$33,657	30,081

Depreciation and amortization expense was $3,711, $3,648, and $3,276 in 2009, 2008, and 2007, respectively.
(6)	Goodwill
Goodwill increased (decreased) by $15, $(48), and $237 during 2009, 2008, and 2007, respectively, due to foreign currency translation.

8 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
(7)	Fair Value of Financial Instruments
The Company does not hold or issue financial instruments for trading purposes.
The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair value due to the short-term maturity of these instruments. The carrying value of debt approximates fair value as the debt carries a variable interest rate.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities
Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.
Assets measured at fair value on a recurring basis are summarized below:

	Quoted active markets (Level 1)
	2009	2008

Assets:
Money market investments (included within cash and cash equivalents)	$22,905	22,004

	$22,905	22,004

The Company adopted the section within ASC Topic 820 — Fair Value Measurements and Disclosures that relates to determining the fair value of non-financial assets and liabilities as of January 1, 2009. This did not have a material impact on the financial statements.
The Company does not have any significant financial or nonfinancial assets or liabilities that are valued using Level 2 or 3 inputs.
(8)	Debt
In May 2007, the Company amended the line-of-credit facility to extend the credit agreement to May 2012 and to increase the line of credit to $150 million. The revolving line of credit is unsecured. At December 31, 2009 and 2008, there was $150 million outstanding on this line of credit. The amount outstanding bears interest ranging from 0.79%-1.76% and 1.97%-3.97% at December 31, 2009 and 2008, respectively.

9 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
The line of credit contains certain restrictive financial covenants, including, among others, interest coverage and leverage ratios, as well as restrictions on dividends. The Company was in compliance with its covenants as of December 31, 2009 and 2008.
(9)	Pension Benefit Programs
The Company contributes to the Worthington deferred profit sharing plan for eligible U.S. employees. Cost for this plan was $824, $1,138, and $901 for 2009, 2008, and 2007, respectively.
The Company contributes to government-related pension programs in a number of foreign countries. The cost for these plans amounted to $329, $296, and $209 for 2009, 2008, and 2007, respectively.
The Company also has a U.S. defined benefit pension plan for eligible hourly employees that worked in its former manufacturing plant located in Malvern, Pennsylvania. This plan was curtailed in January 2004 due to the consolidation of the Company’s East Coast operations, which eliminated the expected future years of service for participants in the plan.
The Company has included the required disclosures related to the adoption of ASC Topic 715 - Compensation — Retirement Benefits during 2009.
The following table sets forth the defined benefit pension plan’s benefit obligations, fair value of plan assets, and funded status at December 31, 2009 and 2008:

	2009	2008

Projected benefit obligation at beginning of year	$8,683	8,703
Interest cost	507	511
Actuarial (gain) loss	(19)	111
Benefits paid	(735)	(642)

Projected benefit obligation at end of year	$8,436	8,683

	2009	2008

Benefit obligation at December 31	$8,436	8,683
Fair value of plan assets as of December 31	5,531	5,321

Funded status at end of year	$(2,905)	(3,362)

Amounts recognized in the balance sheets consist of:
Other long-term liabilities	$(2,905)	(3,362)
Accumulated other comprehensive loss	3,845	4,373
Amounts recognized in accumulated other comprehensive loss represent unrecognized net actuarial losses.

10 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
The components of net periodic benefit cost (benefit) are as follows:

	2009	2008	2007

Interest cost	$507	511	498
Expected return on plan assets	(411)	(584)	(596)
Recognized net actuarial loss	247	209	203

Net periodic benefit cost	$343	136	105

The accumulated benefit obligation for the U.S. defined benefit plan was $8,436 and $8,683 at December 31, 2009 and 2008, respectively.
The net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $130.
Weighted average assumptions used to determine benefit obligations for the years ended and as of December 31, 2009 and 2008 are as follows:

	2009	2008

Weighted average assumptions for the year ended December 31:
Discount rate	6.10%	5.85%
Expected long-term rate of return on plan assets	8.00	8.00

Weighted average assumptions as of December 31:
Discount rate	6.10%	6.10%
Expected long-term rate of return on plan assets	8.00	8.00
Pension plan assets are required to be disclosed at fair value in the consolidated financial statements. Fair value is defined in note 7 — Fair Value of Financial Instruments.
The U.S. defined benefit pension plan asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

11 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
The following table sets forth by level within the fair value hierarchy a summary of the plan’s assets measured at fair value on a recurring basis as of December 31, 2009:

		2009
		Fair value based on
		Quoted active	Observable
		markets	inputs
	Fair value	(Level 1)	(Level 2)

Investment:
Cash and money market funds	$340	340	—
Corporate bonds	716	—	716
U.S. government and agency issues	684	—	684
Common stocks	3,791	3,791	—

	$5,531	4,131	1,400

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2009 and 2008.
Cash: Consists of cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate fair value due to the short-term maturity of these instruments.
Money market funds: The money market investment consists of an institutional investor money market fund, valued at the fund’s net asset value (NAV), which is normally calculated at the close of business daily. The fund’s assets are valued as of this time for the purpose of computing the fund’s NAV.
Corporate bonds and U.S. government and agency issues: Consist of investments in individual corporate bonds or government bonds. These bonds are each individually valued using a yield curve model, based on observable inputs, that may also incorporate available trade and bid/ask spread data where available.
Common stocks: Consist of investments in common stocks that are valued at the closing price reported on the active market on which the individual security is traded.
In developing the 8% expected long-term rate of return assumption, the Company considered its historical returns and reviewed asset class return expectations and long-term inflation assumptions.
The primary investment objective of the defined benefit pension plan is to achieve long-term growth of capital in excess of 8% annually, exclusive of contributions or withdrawals. This objective is to be achieved through a balanced portfolio comprising equities, fixed income, and cash investments.

12 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
Each asset class utilized by the defined benefit pension plan has a targeted percentage. The following table shows the asset allocation target and the December 31, 2009 and 2008 position:

		Position at December 31
	Target weight	2009	2008

Equity securities	65%	69%	64%
Fixed income securities	35	25	31
Cash and equivalents	—	6	5
The Company made contributions of $271 and $58 to the U.S. defined benefit pension plan in 2009 and 2008, respectively. There were no contributions made in 2007. The Company expects to contribute $300 to the plan in 2010.
The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are shown in the following table:

Expected future payments for the year ending December 31:
2010	$638
2011	630
2012	625
2013	626
2014	611
2015 - 2019	2,950
The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2009.
(10)	Income Taxes
The Company is a general partnership in the United States, and accordingly, generally, U.S. federal and state income taxes are the responsibility of the two general partners. Therefore, no income tax provision has been recorded on U.S. income. There are no significant differences between the statutory income tax rates in foreign countries where the Company operates and the income tax provision recorded in the income statements. No deferred taxes, including withholding taxes, have been provided on the unremitted earnings of foreign subsidiaries as the Company’s intention is to invest these earnings permanently.
Deferred tax balances recorded on the balance sheets relate primarily to depreciation, tax-deductible goodwill, and accrued expenses. In 2009, the provision for income tax expense (benefit) was $1,005 comprising $1,391 current and $(386) deferred. In 2008, the provision for income tax expense (benefit) was $5,022 comprising $5,078 current and $(56) deferred. In 2007, the provision for income tax expense was $3,450 comprising $3,292 current and $158 deferred.

13 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
The Company adopted the provisions of ASC Topic 740, Income Taxes, related to the accounting for uncertainties in income taxes on January 1, 2009. As a result of this implementation, the Company did not recognize any additional liabilities for unrecognized tax benefits.
The Company is open for tax examination by foreign taxing authorities for various jurisdictions from 2006-2009. We have no reserve related to these tax years.
(11)	Leases
The Company rents certain real estate and equipment. Several leases include options for renewal or purchase and contain clauses for payment of real estate taxes and insurance. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rent expense during 2009, 2008, and 2007 amounted to $2,418, $2,473, and $2,470, respectively.
Future minimum payments by year and in the aggregate for operating leases having noncancelable lease terms in excess of one year are as follows:

Year:
2010	$2,927
2011	2,627
2012	2,501
2013	2,487
2014	968
2015 thereafter	515

Total	$12,025

(12)	Accumulated Other Comprehensive Income
The balances for accumulated other comprehensive income are as follows:

	2009	2008

Foreign currency translation	$5,452	4,330
Pension plan	(3,845)	(4,373)

Total accumulated other comprehensive income (loss)	$1,607	(43)

14 (Continued)

WORTHINGTON ARMSTRONG VENTURE
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(in thousands)
(13)	Related Parties
Armstrong provides certain selling, promotional, and administrative processing services to the Company for which it receives reimbursement. Armstrong purchases grid products from the Company, which are then resold along with Armstrong inventory to the customer.

	2009	2008	2007

Services provided by Armstrong	$14,194	16,143	14,961
Sales to Armstrong	66,782	98,002	87,660
No amounts were owed to Armstrong as of December 31, 2009 or 2008. Armstrong owed the Company $4,101 and $2,797 for purchases of product for the same periods, respectively, which are included in accounts receivable.
Worthington provides certain administrative processing services, steel processing services, and insurance-related coverages to the Company for which it receives reimbursement.

	2009	2008	2007

Administrative services by Worthington	$435	474	436
Insurance-related coverage net premiums (refunds) by Worthington	456	(276)	272
Steel processing services by Worthington	1,536	2,215	2,076
The Company owed $634 and $294 to Worthington as of December 31, 2009 and 2008, respectively, which are included in accounts payable.
(14)	Legal Proceedings
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.
(15)	Subsequent Events
Management has evaluated subsequent events through the date the annual consolidated financial statements were available to be issued, February 19, 2010.